EXHIBIT 99.1

First Capital, Inc. Reports Second Quarter Earnings

CORYDON, Ind., July 23, 2015 (GLOBE NEWSWIRE) -- First Capital, Inc. (NASDAQ:FCAP), the holding company for First Harrison Bank (the "Bank"), today reported net income of $1.2 million or $0.45 per diluted share for the quarter ended June 30, 2015, compared to $1.5 million or $0.55 per diluted share for the same period in 2014.

The decrease in net income is primarily due to an increase in noninterest expense and a decrease in noninterest income.

Net interest income after provision for loan losses decreased $10,000 for the quarter ended June 30, 2015 as compared to the quarter ended June 30, 2014. Interest income decreased $108,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.49% for the three-month period ended June 30, 2014 to 4.22% for the same period in 2015. This was partially offset by an increase in the average balance of interest-earning assets from $429.4 million to $446.5 million when comparing the same two periods. The increase in the average balance was primarily due to an increase in federal funds sold partially offset by a decrease in investment securities. Interest expense decreased $58,000 as the average cost of interest-bearing liabilities decreased from 0.35% to 0.28% when comparing the same two periods. As a result, the interest-rate spread decreased from 4.14% for the quarter ended June 30, 2014 to 3.94% for the same period in 2015. The provision for loan losses decreased from $90,000 for the quarter ended June 30, 2014 to $50,000 for the quarter ended June 30, 2015 based on management's analysis of the allowance for loan losses and a general improvement in the Bank's loan portfolio evidenced by a decrease in nonperforming loans from $3.2 million at December 31, 2014 to $1.7 million at June 30, 2015.

Noninterest income decreased $73,000 for the three months ended June 30, 2015 as compared to the same period in 2014 primarily due to decreases in commission income, gains on the sale of loans and gains on the sale of securities.

Noninterest expenses increased $412,000 for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014. Professional fees and compensation and benefits expense increased $227,000 and $135,000, respectively, when comparing the two periods. Professional fees increased due to fees totaling $267,000 associated with the previously announced agreement to acquire Peoples Bancorp, Inc. of Bullitt County, headquartered in Shepherdsville, Kentucky. The increase in compensation and benefits expense is primarily due to the addition of staff in the commercial and residential lending areas as well as normal increases in salaries and benefits.

For the six months ended June 30, 2015, the Company reported net income of $2.7 million or $0.98 per diluted share compared to net income of $2.8 million or $1.02 per diluted share for the same period in 2014.

Net interest income after provision for loan losses increased $64,000 for the six months ended June 30, 2015 compared to the same period in 2014. Interest income decreased $114,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.47% for 2014 to 4.26% for 2015. Interest expense decreased $113,000 as the average cost of interest-bearing liabilities decreased from 0.35% to 0.28% when comparing the same two periods. The provision for loan losses decreased from $115,000 for the six months ended June 30, 2014 to $50,000 for the same period in 2015 primarily due to the general improvement in the Bank's loan portfolio previously described.

Noninterest income increased $312,000 for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014. The increase was primarily due to increases in gains on the sale of loans and other income of $167,000 and $106,000, respectively, when comparing the two periods. The increase in the gains on the sale of loans is primarily due to an increase in the Bank's sales activity of commercial Small Business Administration loans during 2015. The increase in other income was primarily due to a gain on life insurance of $110,000 recognized during the quarter ended March 31, 2015.

Noninterest expenses increased $792,000 for the six months ended June 30, 2015 as compared to the same period in 2014, primarily due to increases in compensation and benefit expense of $310,000 and professional fees of $283,000.

Total assets as of June 30, 2015 were $476.9 million compared to $472.8 million at December 31, 2014. Cash and cash equivalents increased $6.4 million which was partially offset by decreases of $1.9 million and $1.7 million in investment securities and net loans receivable, respectively. Deposits also increased $3.6 million during the six months ended June 30, 2015. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $5.2 million at December 31, 2014 to $4.0 million at June 30, 2015.

At June 30, 2015, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services. You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Additional Information Regarding the Proposed Merger with Peoples Bancorp, Inc. of Bullitt County

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  First Capital, Inc. ("First Capital") will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 containing a joint proxy statement/prospectus of Peoples Bancorp, Inc. of Bullitt County ("Peoples") and First Capital, and First Capital will file other documents with respect to the proposed merger.  A definitive joint proxy statement/prospectus will be mailed to shareholders of Peoples and First Capital.  Investors and shareholders of Peoples and First Capital are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information.  Investors and shareholders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by First Capital through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by First Capital will be available free of charge on First Capital's internet website at www.firstharrison.com under the "Investor Relations" tab.

First Capital, Peoples, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of First Capital is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 27, 2015, and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 30, 2015.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Endd June 30,		Three Months Ended June 30,
OPERATING DATA	2015	2014	2015	2014
(Dollars in thousands, except per share data)

Total interest income	$ 9,051	$ 9,165	$ 4,555	$ 4,663
Total interest expense	482	595	239	297
Net interest income	8,569	8,570	4,316	4,366
Provision for loan losses	50	115	50	90
Net interest income after provision for loan losses	8,519	8,455	4,266	4,276

Total non-interest income	2,578	2,266	1,214	1,287
Total non-interest expense	7,440	6,648	3,761	3,349
Income before income taxes	3,657	4,073	1,719	2,214
Income tax expense	956	1,251	487	692
Net income	$ 2,701	$ 2,822	$ 1,232	$ 1,522
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$ 2,694	$ 2,815	$ 1,228	$ 1,518

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$ 0.98	$ 1.02	$ 0.45	$ 0.55

Diluted	$ 0.98	$ 1.02	$ 0.45	$ 0.55

Weighted average common shares outstanding:
Basic	2,740,596	2,770,637	2,740,689	2,757,335

Diluted	2,740,752	2,770,637	2,741,195	2,757,335

OTHER FINANCIAL DATA

Cash dividends per share	$ 0.42	$ 0.42	$ 0.21	$ 0.21
Return on average assets (annualized)	1.14%	1.24%	1.02%	1.33%
Return on average equity (annualized)	9.25%	10.34%	8.37%	11.06%
Net interest margin	4.04%	4.19%	4.01%	4.22%
Interest rate spread	3.98%	4.12%	3.94%	4.14%
Net overhead expense as a percentage of average assets (annualized)	3.15%	2.93%	3.14%	2.92%

BALANCE SHEET INFORMATION	June 30, 2015	December 31, 2014

Cash and cash equivalents	$ 39,647	$ 33,243
Interest-bearing time deposits	9,515	8,270
Investment securities	98,366	100,232
Gross loans	302,465	305,449
Allowance for loan losses	3,600	4,846
Earning assets	440,828	432,544
Total assets	476,924	472,761
Deposits	416,247	412,636
Stockholders' equity, net of noncontrolling interest	58,309	57,121
Non-performing assets:
Nonaccrual loans	1,641	3,139
Accruing loans past due 90 days	54	85
Foreclosed real estate	567	78
Troubled debt restructurings on accrual status	1,750	1,901
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.70%	10.59%
Tier I - risk based	14.89%	14.55%
Total risk-based	15.95%	15.80%
CONTACT: Chris Frederick
         Chief Financial Officer
         812-734-3464